Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 24, 2017 relating to the consolidated financial statements and financial statement schedule of Yirendai Ltd. and its subsidiaries and variable interest entities, collectively referred to as the “Group” (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change of reporting currency and translation of Renminbi amounts to U.S. dollar amounts for the convenience of the readers), appearing in the Annual Report on Form 20-F of Yirendai Ltd. for the year ended December 31, 2016.

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Beijing, the People’s Republic of China

July 21, 2017